JAMES ADVANTAGE FUNDS

JAMES MID CAP FUND
AMENDED AND RESTATED PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1
----------------------
(ADOPTED AS OF JUNE 1, 2009)

WHEREAS, the James Advantage Funds, an Ohio business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the James Mid Cap Fund (the "Fund") and the shareholders of the Fund, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust hereby adopts this Plan for the Shares of the Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.  DISTRIBUTION ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Shares; (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares or who render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment,  telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan (collectively, "Distribution Activities").

2. PAYMENTS. The Trust, on behalf of the Fund, shall make payments to the investment adviser of the Fund (the “Adviser”) that the Adviser will use to pay expenses for Distribution Activities ("Distribution Expenses") on behalf of and as agent of the Trust.  The payments shall be made as of the last business day of each month, and shall be calculated at an annual rate of 0.25% of the average value of the daily net assets of the Fund.  Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement.  The Adviser shall act in the Fund’s best interest in expending payments it receives, and shall use payments solely for the purpose of paying Distribution Expenses on behalf of the Fund; provided, however, that to the extent the Distribution Expenses for the period to which a payment relates are less than the payment, the Adviser may retain the excess.

3.   TERM AND  TERMINATION.  (a) This Plan shall become  effective upon the first  issuance  of  shares  after  the  Fund  has  commenced operations. (b) Unless terminated as herein provided,  this Plan shall continue in effect  for one year from the  effective  date and shall  continue  in effect for successive periods of one year thereafter, but only so long as each  such  continuance  is  specifically  approved  by  votes of a majority of both (i) the Trustees of the Trust and (ii) the  Qualified Trustees, cast in person at a meeting called for the purpose of voting on such  approval.  (c) This Plan may be  terminated at any time by the vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting  securities  (as defined in the 1940 Act) of the Shares of the Fund. If this Plan is terminated, the Fund will not be required to  make  any  payments  for  expenses  incurred  after  the  date  of termination.

4.   AMENDMENTS.  All material  amendments to this Plan must be approved in the manner  provided  for annual  renewal of this Plan in Section 3(b) hereof.  In  addition,  this  Plan  may not be  amended  to  increase materially the amount of expenditures provided for in Section 2 hereof unless such  amendment  is  approved by a vote of the  majority of the outstanding  voting securities  of the Shares of the Fund (as defined in the 1940 Act).

5.   SELECTION AND  NOMINATION  OF TRUSTEES.  While this Plan is in effect, the  selection  and  nomination  of  Trustees  who are not  interested persons (as  defined in the 1940 Act) of the Trust shall be  committed to the  discretion of the Trustees who are not  interested  persons of the Trust.

6.   QUARTERLY  REPORTS.  The  Treasurer of the Trust shall  provide to the Trustees and the Trustees shall review, at least quarterly,  a written report of the amounts  expended  pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.   RECORDKEEPING.  The Trust shall  preserve  copies of this Plan and any related agreement and all reports made pursuant Section 6 hereof,  for a period of not less than six years  from the date of this  Plan,  the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.   LIMITATION OF LIABILITY.  A copy of the Agreement and  Declaration  of Trust of the Trust is on file with the  Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees  and not  individually  and that the obligations of this instrument are not binding upon the Trustees,  the shareholders  of the Trust  individually  or the assets or property of any other  series of the Trust,  but are binding  only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of  June 1, 2009.

Attest:	THE JAMES ADVANTAGE FUNDS

/s/ Amy K. Broerman	/s/ Thomas L. Mangan
_____________________________	________________________________
Assistant Treasurer	Its: Vice President